                                                                   EXHIBIT 10(E)

                         BECTON, DICKINSON AND COMPANY

                         1997 MANAGEMENT INCENTIVE PLAN

PURPOSE

  The purpose of the 1997 Management Incentive Plan (the "Plan") is to provide annual incentive payments to management for their contribution to the Company's successful financial performance and the accomplishment of strategic objectives.

  THE PAYMENT OF ANNUAL INCENTIVES IS SOLELY WITHIN THE DISCRETION OF THE MANAGEMENT INCENTIVE COMMITTEE, SUBJECT TO THESE GUIDELINES. NO EMPLOYEE HAS ANY VESTED RIGHT TO ANY SUCH PAYMENT.

MANAGEMENT INCENTIVE COMMITTEE

  The Management Incentive Committee will be responsible for administering this Plan. The committee will consist of the Chairman, President and Chief Executive Officer and other senior executives as designated from time to time by the Chairman, President and Chief Executive Officer.

ELIGIBILITY

  Participation in any particular fiscal year is restricted to employees of the Company and its worldwide subsidiaries in exempt (or management) Band E (or Grade 9) and above positions (other than those covered under Sales Incentive Plans). Current employees promoted to, and persons newly hired to, Band E (or Grade 9) and above positions during a particular fiscal year are considered for a pro-rata bonus. Persons employed by companies acquired by the Company which have pre-existing executive incentive, profit sharing or similar programs will not participate in this Plan until and unless those plans are superseded by this Plan.

PARTICIPATION LEVELS

  Plan targets for eligible employees are determined based upon base salary or title and reporting relationships of the participant. Targets range from 10% to 80% of base salary.

INCENTIVE CALCULATION

  Incentive payments shall be made under the Plan based upon total company, business unit and individual performance, as measured against certain financial and strategic criteria and targets established from time to time by the Compensation and Benefits Committee of the Board of Directors.

FACTOR SCALES AND MULTIPLIERS

  Financial and strategic performance measures be subject to a multiplier determined on an annual basis by the Management Incentive Committee, both upwards (for performance above target, up to a maximum score of 200% of target) and downwards (for performance below target).

DETERMINATION OF DIVISION AND CORPORATE INCENTIVE POOLS

 (a) Unit Theoretical Incentive

  On or about October 15th following the close of each fiscal year, Business Unit Heads and Corporate Officers will be provided with a list of approved participants for their unit for whom that unit has, during the course of the prior fiscal year, accrued a hypothetical incentive pool at 100% of target.

 (b) Unit Performance Ratings

  On or about October 15th following the close of each fiscal year, the Management Incentive Committee will determine the final unit and company performance ratings used to determine incentive factors for the fiscal year. The incentive pool is determined by applying the incentive factors determined by the Compensation and Benefits Committee to the hypothetical accrued incentive pool.

INCENTIVE PAYMENT FACTORS

  Incentive payment factors will be established as a composite of total company and business unit performance ratings.

 (a) Minimum Earnings Requirement

  If the financial performance of a unit is below the minimum threshold established by the Compensation and Benefits Committee, the incentive payout will be limited pursuant to guidelines recommended by management for approval by the Compensation and Benefits Committee.

 (b) Communication

  The operating unit and Corporate ratings will be communicated to Business Unit Heads and Corporate Staff by the Chairman, President and Chief Executive Officer.

 (c) Incentive Payment Recommendations

  The Business Unit Heads and Corporate Officers will apply the final unit factors to the individual incentive targets to develop the recommended incentive amounts. They will have discretion to recommend incentives that differ from the formula; provided that no individual may receive an incentive payment in excess of 200% of target.

FINAL REVIEW AND APPROVAL

  The recommendations for all incentive payments will be reviewed and approved by the Business Unit Heads and Corporate Executive Officers, and Chief Executive Officer for their respective areas of responsibility. In the case of Executive Officers, recommendations will be subject to final review and approval by the Compensation and Benefits Committee of the Board of Directors.

 (a) Adjustments

  If the overall performance of the Company will not support the total incentive produced by the plan formula, or if such incentive is subject to government regulation or other external or internal limitations, any required adjustment will be determined by the Management Incentive Committee and applied pro rata to all units as a final step in the incentive calculation.

 (b) Maximum Payout Guideline

  Total incentive payments under the Plan may not, barring special circumstances, exceed 6% of the Company's income before income taxes, as reported, for the fiscal year. Total incentive payments to Senior Managers (as defined by the Compensation and Benefits Committee) may not, barring special circumstances, exceed 3% of the Company's after-tax net income, as reported, for the fiscal year.

 (c) Payment

  Incentives will normally be paid in January of the calendar year following the year in which they are awarded. An employee may elect, in writing prior to September 30th, to accelerate any incentive payable under this Plan to December. Except in cases of death, disability or retirement, no incentive payments will be made to individuals who are not active employees on the final day of the fiscal year. Employees who are terminated for cause prior to the distribution date will forfeit their incentives.

  Incentives awarded to any employee who dies prior to the distribution date may be made, at the discretion of management, to the survivors of the employee.

 (d) Deferral Options

  Certain participants are eligible to defer receipt of their incentive payments in accordance with the Company's Salary and Bonus Deferral Plan. Eligibility to defer, and terms and conditions of deferral, are governed by that plan.

 (e) Exceptions

  Any recommendations for exceptions to the provisions of the Plan must be submitted to the Management Incentive Committee for review and are subject to final approval by the Chief Executive Officer. Any exceptions applicable to Executive Officers are further subject to approval by the Compensation and Benefits Committee of the Board of Directors.

                                       3